Mail Stop 6010

      	September 19, 2005

Mr. Jon D. Greenwood
Senior Vice President and Chief Financial Officer
MDI, Inc.
9725 Datapoint Drive, Suite 200
San Antonio, TX 78229

      Re:	MDI, Inc.
      Form 10-K for the fiscal year ended December 31, 2004
      Filed March 31, 2005
      File No. 000-09463

Dear Mr. Greenwood:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant